Exhibit 10.6

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June 15, 2004

Dr. Claudine Simson                                                                                                                       Via Hand Delivery

4222 Hidden Canyon Cove

Austin, TX 78746

Re: Restated Terms and Conditions of Employment

Dear Dr. Simson:

The purpose of this letter is document our agreement regarding the terms and conditions of your employment with Freescale Semiconductor, Inc. (“Freescale”). You agree that this letter supercedes and replaces in its entirety the offer of employment contained in my letter to you on February 27, 2003, the amendment to that offer dated August 12, 2003, and any other oral or written promise or representation concerning the terms and conditions of your employment with Freescale or with Motorola, Inc.

You will remain in your current role of Vice President and Chief Technology Officer for Freescale located in Austin, Texas. You will continue to receive your gross base salary of US$14,423.07 paid on a bi-weekly basis, which is the equivalent of an annual salary of US$375,000. You will also be eligible to participate in the Motorola Incentive Plan (“MIP”) for the 2004 plan year. Your target incentive under the program will be 75% of your annual base salary, but the actual amount of any such award is within the discretion of Motorola. Actual awards are based on individual as well as organizational performance and are paid annually, typically during the end of the first quarter. The award may be at, above or below the target level, but you can potentially earn up to 200% of your target award.

At the commencement of your employment, Motorola paid you a sign-on bonus in the amount of US$395,000 (less applicable taxes and withholding). You agree that if you voluntarily terminate your employment with Freescale or if you are terminated for Cause before April 1, 2005, you will repay the entire gross amount of the sign-on bonus to Freescale within 60 days after the termination of your employment. By your acceptance of the terms and conditions in this letter, you further agree that Freescale may withhold this amount from any funds owed to you at the time of your termination.

In 2003, you also received a total payment of US$300,000 (less applicable taxes and withholding) to reimburse you for tax losses, if any, resulting from the disposition of any financial assets that you were required by law to dispose of as you emigrate from Canada, and as a retention bonus. You agree that if you voluntarily terminate your employment with Freescale or if you are terminated for Cause before April 1, 2006, you will repay the entire gross amount of this payment to Freescale within 60 days after the termination of your employment. By your acceptance of the terms and conditions in this letter, you further agree that Freescale may withhold this amount from any funds owed to you at the time of your termination.

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Equity Compensation

Stock Options and Restricted Stock Units

In each of 2004 and 2005, assuming good performance and continued employment, you will be granted an option to purchase shares of Freescale stock. You will receive the 2004 grant as part of the Freescale’s Initial Grant on or soon after our anticipated Initial Public Offering (“IPO”). The number of shares subject to the 2004 grant will be determined by dividing US$2.4M by the IPO price. The number of shares subject to the 2005 grant will be determined by dividing US$3.2M by the market price of Freescale stock on the grant date. Freescale reserves the right to substitute restricted stock units for part of either of these option grants. The Black-Scholes formula will be used to determine the value of the portion of the option given up. The value of the substitute restricted stock units will be determined by the market price of the Freescale shares underlying the units as of the date of grant. The option grant price, vesting schedule and all other conditions surrounding the grants will be outlined in separate Stock Option Award Documents, Stock Option Consideration Agreements and Restricted Stock Unit Agreements accompanying each grant. The Stock Option Consideration Agreement must be signed as a condition of your receiving each grant.

Receipt of the Freescale stock options and/or restricted stock units is contingent upon Freescale receiving approval from the U.S. Securities and Exchange Commission and proceeding with the anticipated IPO of Freescale stock. If the IPO does not occur by December 31, 2004, instead of (and not in addition to) the grant of Freescale stock options and restricted stock units described above for 2004, you will be granted an option to purchase shares of Motorola common stock. The number of shares subject to this option will be determined by dividing US$2.4M by the market price of Motorola stock on the grant date. If the IPO does not occur by December 31, 2005, instead of (and not in addition to) the grant of Freescale stock options and restricted stock units described above for 2005, you will be granted an additional option to purchase shares of Motorola common stock. The number of shares subject to this second option will be determined by dividing US$3.2M by the market price of Motorola stock on the grant date. These grants are contingent upon your continued employment and good performance with Freescale and/or Motorola, and approval of the Compensation Committee of the Motorola Board of Directors.

Termination without Cause

If Freescale terminates your employment without Cause any time prior to April 1, 2005, you shall be entitled, in addition to any salary owed to you for days worked up to and including the date of termination, to severance pay in the amount of US$375,000 (less applicable withholding and taxes). You understand that you will not be eligible to receive severance or benefits under any other Freescale or Motorola, Inc. voluntary or involuntary severance plan during this period. You further understand that you are not entitled to this severance if your employment ends due to your voluntary resignation or termination for Cause. If your employment with Freescale continues beyond April 1, 2005, you understand and agree that your employment from that point forward will be on an at-will basis, and that you no longer have a right to receive severance from Freescale. Your eligibility for any severance after April 1, 2005 will depend upon the terms of any applicable Freescale severance plan in effect on the date of your termination. You also understand and agree that neither the IPO nor the anticipated separation of Freescale from Motorola (the Spin-Off) constitutes an event entitling you to this or any other severance payment.

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Additional Executive Rewards Programs

Freescale is in the process of determining its executive rewards programs. Until IPO, you will continue to receive the executive rewards you are currently receiving. After IPO, you will be eligible to participate in Freescale’s executive rewards programs on the same basis as other executives at your level.

Miscellaneous

This letter and your acceptance of these restated terms and conditions of employment shall be governed by the law of the State of Texas, U.S.A.

You represent and warrant that your employment with Freescale as outlined in this letter does not and will not violate any of your continuing contractual, legal or other obligations to ipValue or any other previous employer and further that no obligations you have to ipValue will materially interfere with your ability to devote your full attention to your Freescale duties and responsibilities.

For all purposes in this letter agreement, “Cause” shall mean: (i) Any material breach by you of any of the representations or commitments made by you in this letter that, if curable, is not cured within thirty (30) days of notice; (ii) Conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (iii) Threats or acts of violence or harassment directed at any present, former or prospective employee, independent contractor, vendor, customer or business partner of Freescale; (iv) Any breach of Freescale’s policies and rules, as may be in effect from time to time during the term of your employment, that would usually result in termination; (v) The sale, possession or use of illegal weapons or drugs on the premises of the Company or a customer of the Company; (vi) Material misappropriation of the assets of Freescale or other acts of dishonesty at the expense of Freescale; (vii) Willful misconduct or gross negligence in the performance of duties for Freescale that results in material injury to Freescale or any of its employees, independent contractors, vendors, customers, or business partners; (viii) Violation by you of the Company’s Code of Business Conduct or any other attempt by you to improperly secure any personal profit in connection with the business of Freescale or any of its subsidiaries or (ix) any determination by the Securities and Exchange Commission, or any other regulatory agency or court, that you have committed a violation of the securities laws or regulations, or of the Sarbanes-Oxley Act or regulations.

For purposes of this letter agreement, “willful misconduct” shall mean acts or failures to act with a lack of good faith or with a lack of reasonable belief that such actions or failures to act were in the best interest of Freescale or with reasonable cause to believe your acts or failures to act were unlawful.

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Next Steps

We hope these restated terms and conditions of employment meet with your approval. If so, please sign and return a copy of this letter on or before June 15. Please do not hesitate to call me at (512) 895-2021 if you have any questions.

Sincerely,

/s/ David Doolittle
David Doolittle Senior Vice President, Human Resources Freescale Semiconductor, Inc. Accepted by: /s/ Dr. Claudine Simson
Dr. Claudine Simson

Date: June 15, 2004

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